UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 30, 2017

THEMAVEN, INC.
(Exact Name of Registrant as Specified in Charter)

DELAWARE	1-12471	68-0232575
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2125 Western Avenue, Suite 502 Seattle, WA	98121
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  775-600-2765

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction .2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 30, 2017, TheMaven, Inc. (the “Company” or “TheMaven”) appointed Joshua A. Jacobs as a member of the Company’s Board of Directors, effective as of May 31, 2017 and as an officer of the Company with the position of Executive Co-Chair. Before joining TheMaven, Mr. Jacobs was President, Services at Kik Interactive (“Kik”) from May 2015 to December 2016. From June 2011 to April 2015, Mr. Jacobs was Chief Executive Officer of Accuen Media, an Omnicom Company (NYSE:OMC). From October 2009 to April 2011 Mr. Jacobs was Senior Vice President of Marketing for Glam Media. From July 2007 to October 2009 Mr. Jacobs was VP/GM Advertising Platforms at Yahoo, Inc. (NASDAQ:YHOO). He has also held leadership positions at X1 Technologies and Bigstep, Inc.

Under the terms of an employment agreement between Mr. Jacobs and the Company dated May 17, 2017 and attached to this report as Exhibit 10.1, Mr. Jacobs will receive an annual salary of $225,000 and performance based bonus opportunity up to $75,000. The employment agreement includes standard provisions for assignment of intellectual property developed while an employee, protection of Company confidential information, and non-competition and non-solicitation of employees. He is eligible to participate in the Company’s employee benefits plans. In addition, the agreement entitles Mr. Jacobs to an option to purchase 300,000 shares of the Company’s common stock with a grant date of March 22, 2017. A total of 240,000 of these options include performance conditions that must be satisfied in order for the options to vest. A total of 60,000 of these options vest monthly over a twelve-month period. The option exercise price will be the closing price of the Company’s common stock on the grant date. The options will vest as when the performance conditions are satisfied.

This description of Mr. Jacobs’s employment agreement is qualified by reference to its full text, which is filed with this report as Exhibit 10.1 and incorporated herein by reference.

A copy of the Company’s press release announcing Mr. Jacobs’s appointment is filed with this report as Exhibit 99.1, and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Employment letter agreement dated May 17, 2017 with Josh Jacobs

99.1	Press release dated May 31, 2017

SIGNATURES

 Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THEMAVEN, INC.

Dated: June 2, 2017	By:	/s/ Martin Heimbigner
Name: Martin Heimbigner Title: Chief Financial Officer